Exhibit 10.2

NONCOMPETITION AND NONSOLICITATION AGREEMENT

This NONCOMPETITION AND NONSOLICITATION AGREEMENT (the “Agreement”) is entered into as of March 27, 2022 by and between Spiral Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Spiral Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), Sarcos Technology and Robotics Corporation (“Parent,” and together with Merger Sub I and Merger Sub II, the “Acquiror”) and Jorgen Pedersen, an individual resident of Pennsylvania (the “Key Holder”).

WHEREAS, Parent, Merger Sub I, Merger Sub II, RE2, Inc., a Pennsylvania corporation (the “Company”), and Draper Triangle Ventures III, LP, a Delaware limited partnership, solely in its capacity as the agent for and on behalf of the stockholders thereunder (the “Stockholder Representative”), have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub I will merge with and into the Company, the separate corporate existence of Merger Sub I shall cease and the Company will become a wholly owned subsidiary of Parent (the “First Step”), and, as part of the same overall transaction, the surviving corporation in the First Merger will merge with and into Merger Sub II (the (“Second Step,” and together with the First Step, the “Merger”);

WHEREAS, Acquiror and the Key Holder mutually desire that the entire goodwill of the Company be transferred to Acquiror at the Closing and acknowledge that Acquiror’s failure to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of the Company to Acquiror;

WHEREAS, the Key Holder has a substantial ownership interest in the Company as the holder of significant equity interest in the Company and, as a result of the consummation of the Merger, will receive substantial payments in respect of the Key Holder’s Company common stock, options to purchase common stock, and/or phantom stock units, as applicable (the “Equity Interests”);

WHEREAS, in order to induce Parent, Merger Sub I, and Merger Sub II to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement, the Key Holder is willing to enter into this Agreement for the purpose of securing to Acquiror the value of the Company and entire goodwill thereof; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the Merger and the covenants, promises and representations set forth herein and in the Merger Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Acknowledgement.  The Key Holder expressly acknowledges that the covenants included herein are supported by good and adequate consideration, and that such covenants are reasonable and necessary to protect the legitimate business interests of Acquiror in connection with the Merger because, among other things, (a) the Company is engaged in a highly competitive industry, (b) the Key Holder has unique access to the trade secrets, know-how, plans and competitive strategy of the Company and (c) this Agreement provides no more protection than is necessary to protect Acquiror’s interest in the goodwill, trade secrets and confidential information of the Company.

2.Restrictive Covenants.

(a)Definitions.  For purposes of this Agreement:

(i)“Competing Business” means any business, enterprise (including research and development), operations, activities, and or/services that engage in or otherwise compete with the business of the Company and/or its Subsidiaries as it was conducted or planned as of the Closing (including without limitation the research and development, design, planning, distribution, marketing, licensing and selling activities, and the making, hosting and provision of products and services, being conducted by, or planned to be conducted by, the Company and/or its Subsidiaries as of the Closing).

(ii)“Customer” means any Person to which the Company provides products or services as of, or, provided products or services in the two-year period prior to, the Closing.

(iii)“Relevant Service Provider” means any officer, director, employee, consultant, independent contractor, advisor or other similar service provider of the Company as of the time immediately preceding the Closing who continues employment or engagement with Acquiror or any of their respective Subsidiaries or Affiliates immediately following the Closing.

(iv)“Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which the Company or any of its Affiliates is currently engaged, or currently plans to engage, in its respective business, or otherwise distributes, licenses or sells its products and/or services, as of the Closing.

(v)“Restricted Period” means the three year anniversary of the Closing Date.

(b)During the Restricted Period, other than in Key Holder’s capacity as an employee, consultant or other service provider to, and for the benefit of, the Acquiror or any of its respective Affiliates or Subsidiaries, without the written consent of the Acquiror, the Key Holder shall not, directly or indirectly, alone or jointly with or through any Person or contractual arrangement:

(i)establish, advise, conduct, engage in or participate in any Competing Business anywhere in the Restricted Territory;

(ii)be or become an officer, director, member, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst,

employee, agent, representative, supplier, reseller, contractor, consultant, advisor, manager of or to, or otherwise acquire or hold any interest in, participate in or facilitate the financing, operation, management or control of, or exert any influence upon any Person or business that engages or participates in a Competing Business in the Restricted Territory;

(iii)whether on Key Holder’s own behalf or on behalf of any other Person, solicit, recruit or encourage, attempt to solicit, recruit or encourage, or assist any other Person to solicit, recruit or encourage any Relevant Service Provider who at the time of such solicitation, recruitment or encouragement is an officer, director, employee, independent contractor, consultant, advisor or other similar service provider of Acquiror or any of their respective Subsidiaries or Affiliates to (A) leave his or her employment or service with Acquiror or any of their respective Subsidiaries or Affiliates, or (B) become employed with, or begin providing services to, any Person other than Acquiror or any of their respective Subsidiaries or Affiliates; provided, however, that the foregoing shall not prohibit the Key Holder from engaging in any solicitation directed at the general public (and not specifically targeted toward any or all of the Relevant Service Providers), including without limitation through a newspaper, trade publication, or job website (e.g., Monster.com, Indeed.com, Careerbuilder.com, etc.); and/or

(iv)whether on Key Holder’s own behalf or on behalf of any other Person, solicit, induce, or encourage, or attempt to solicit, induce, or encourage any Customer  to (A) cease doing business, or to change or reduce the scope, volume or nature of its business, with Acquiror or any of their respective Subsidiaries or Affiliates , or (B) become a customer, client, vendor, or independent contractor of any other Person or business that is engaged or involved (or that is known by Key Holder to have plans to become engaged or involved) in a Competing Business; provided, that the foregoing shall not prohibit any referral of business by the Key Holder to Acquiror or any of their respective Subsidiaries or Affiliates.

(c)Exception to Restrictive Covenants.  Notwithstanding the restrictive covenants in Section 2(b), the Key Holder may own, directly or indirectly, solely as a passive investment, up to 1% of any class of “publicly-traded securities,” in which “publicly-traded securities” shall mean securities that are traded on a national securities exchange, of a corporation (whether public or private ) that is engaged, or plans to become engaged in, the Company Business; provided that Key Holder is not otherwise associated with such corporation and does not have the ability to, and does not seek to exercise any, control or otherwise influence the management or operations of such corporation.

(d)Agreement to Maintain Confidentiality. The Key Holder shall not divulge, use, furnish, disclose or make available to any Person, any confidential, proprietary or trade secret information related to the assets, business or affairs of the Company, the Acquiror or any of their respective Affiliates or Subsidiaries or any of their respective customers, suppliers, licensees or licensors, including without limitation any information concerning pricing practices, marketing plans, market studies, client development plans, business plans, financial data, employee information and technical processes, unique business processes, software, software source codes, data processing, sales information, compensation and finances, cost and pricing information, assets, technology, data, accounting, business methods and practices, computer software and programs, database systems, structures and architecture (and related processes, compositions, improvements, devices, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information that reveals the processes, methodologies, or know-how by which existing or future products or services are developed, conducted, or operated of the Company, Acquiror and their respective Affiliates (hereinafter called, “Confidential Information”), except as required by Law.  For the avoidance of doubt, Confidential Information shall include all information in whatever form, including but not limited to all memoranda, notes, plans, records, reports and software and other documents, data and other tangible materials (and copies thereof) containing or relating to Confidential Information, including any such materials prepared by or for Key Holder. Confidential Information shall not include any data or information that is or becomes available to the public other than as a result of a breach of this Agreement, including by the disclosure of Key Holder.  Notwithstanding the foregoing, Key Holder may disclose Confidential Information at such times, in such manner and to the extent such disclosure is required by applicable law, provided that Key Holder, (x) provides Acquiror with prior written notice thereof, (B) limits such disclosure to what is strictly required and (C) attempts to preserve the confidentiality of any Confidential Information so disclosed.  Nothing in this Agreement reduces any obligation of Key Holder to comply with applicable laws or orders relating to trade secrets, confidential information and unfair competition.  At any time as Acquirer may request, Key Holder shall deliver to such Acquirer Company all records containing any Confidential Information that Key Holder may then possess or have under Key Holder’s control.

3.Enforcement.

(a)The Key Holder acknowledges that it has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon it pursuant to Section 2 hereof.   The Key Holder agrees (i) that each of the restraints contained herein is necessary for the protection of the goodwill and other legitimate interests of Acquiror; (ii) that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and (iii) that these restraints, individually or in the aggregate, will not prevent the Key Holder from obtaining other suitable employment during the period in which the Key Holder is bound by such restraints.

(a)The Key Holder acknowledges that the covenants of the Key Holder set forth in Section 2 hereof are an essential element of this Agreement and the Merger Agreement and that any breach by the Key Holder of the provisions included therein will result in irreparable injury to Acquiror.  The Key Holder acknowledges that in the event of such a breach, in addition to all other remedies available at law, Acquiror shall be entitled to equitable relief, including without limitation injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  The Key Holder has independently consulted with its counsel and after such consultation agrees that the covenants set forth in Section 2 hereof are reasonable and proper to protect the legitimate interest of Acquiror.

(b)If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of Section 2 hereof are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Key Holder’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Acquiror the benefits of this Agreement and the Merger Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of Section 2 hereof because taken together they are more extensive than necessary to assure to Acquiror the intended benefits of this Agreement and the Merger Agreement, it is expressly understood and agreed by the parties that the provisions hereof shall be deemed to be modified to permit the enforcement of such covenants to the maximum extent permitted by applicable Law.

4.Conflicting Agreements.  The Key Holder hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement with any third party to which the Key Holder is a party or is bound, and that the Key Holder is not now subject to any covenants against competition or similar restrictions or any court order or other legal obligation or limitation that would affect the performance of his or her duties hereunder.

5.Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

6.Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

7.Equitable Remedies. Key Holder agrees that irreparable and immeasurable harm would occur in the event that any of the agreements and provisions of this Agreement are not performed fully by the Key Holder in accordance with their specific terms or conditions or were otherwise breached by Key Holder, and that money damages would be an inadequate remedy for any breach of Section 2 because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the Surviving Corporation, Acquiror or any of their respective Affiliates (individually or collectively) in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached by Key Holder. Therefore, in the event of a breach or threatened breach of Section 2 by Key Holder, each of the Surviving Corporation Acquiror or any of their respective Affiliates, or any of their respective successors and/or assigns (each a “Beneficiary”) shall be entitled to specific performance or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Section 2 and to enforce specifically such terms and provisions of this Agreement, such remedies being in addition to and not in lieu of, any other rights and remedies to which the Beneficiaries are entitled at law or in equity. The provisions of Section 2 and this Section 7 are intended to be for the benefit of each Beneficiary, each of which may enforce such provisions.

8.Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery located in the State of Delaware, provided that if jurisdiction is not then available in any state court in the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that he, she or it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, provided, however, that Acquiror may assign this Agreement to any Affiliate of Acquiror without the prior consent of the Key Holder; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

11.Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth on the signature pages hereto opposite the party to receive such notice, or to such other address as may be designated in writing by such party and communicated to the other party in accordance with this Section 10.

12.Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

13.Amendment.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

14.Headings.  The headings and captions in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.Counterparts; Facsimile or .pdf Signature.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

16.WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.Effectiveness of Agreement.  Notwithstanding anything to the contrary herein, the effectiveness of this Agreement is conditioned upon the consummation of the Merger as contemplated in the Merger Agreement, and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Merger Agreement for any reason prior to the Closing.

Remainder of page intentionally blank.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Sarcos Technology and Robotics Corporation		Address for Notices:

By:	/s/ Kiva Allgood	Attention:
	Name: Kiva Allgood	Facsimile:
	Title: Chief Executive Officer	E-mail:

with a copy (which shall not constitute notice) to:

Spiral Merger Sub I, Inc.		Wilson Sonsini Goodrich & Rosati, Professional Corporation
701 Fifth Avenue, Suite 5100
By:	/s/ Kiva Allgood	Seattle, Washington 98104
	Name: Kiva Allgood	Attention:	Patrick Schultheis
	Title: President		Katherine (Kathy) H. Ku
		E-mail:	pschultheis@wsgr.com
kku@wsgr.com
Spiral Merger Sub II, LLC

By:	/s/ Kiva Allgood
Name: Kiva Allgood
Title: President

Signature Page to Noncompetition and Nonsolicitation Agreement

KEY HOLDER:		1144 Portland St.
Pittsburgh, PA 15206
Attention: Jorgen Pedersen
Email: Jorgen.pedersen@resquared.com
By:	/s/ Jorgen Pedersen
	Jorgen Pedersen	with a copy (which shall not constitute notice) to:

Cherin Law Offices, P.C. 525 William Penn Place, 28th Floor Pittsburgh, PA 15219 Attention: Steven M. Cherin Email: steve@cherinlawoffices.com

Signature Page to Noncompetition and Nonsolicitation Agreement